Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 25, 2012, in the Registration Statement (Form N-2 No. 333-172987) and related Prospectus of Ares Dynamic Credit Allocation Fund, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, CA

November 27, 2012